EXHIBIT 11.1

ORIGIN AGRITECH LIMITED

CODE OF ETHICS
FOR SENIOR EXECUTIVE AND FINANCIAL OFFICERS

1. Purpose of Code of Ethics

The purpose of this Code of Ethics (this “Code”) is: (i) to promote the honest and ethical conduct of our Senior Executive and Financial Officers (defined below), including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships, (ii) to promote full, fair, accurate, timely and understandable disclosure in periodic reports required to be filed by with or submitted to the United States Securities and Exchange Commission (“SEC”) and in other public communications by Origin Agritech Limited (together with its subsidiaries and consolidated PRC entities, the “Company”); (iii) to promote compliance with all applicable laws, rules and regulations that apply to the Company and its Senior Executive and Financial Officers; (iv) to deter wrongdoing; and (v) to promote prompt internal reporting of breaches of, and accountability for adherence to, this Code.

2. Introduction

This Code is applicable to the Company’s chief executive officer, chief financial officer, chief operating officer, and other executive officers (or any persons performing similar functions, together, the “Senior Executive and Financial Officers”). This Code has been established in accordance with the requirements of Section 406 of the Sarbanes-Oxley Act of 2002 and certain related SEC rules. Each Senior Executive and Financial Officer is also subject to the Company’s Code of Conduct, which was adopted in accordance with applicable rules of the Nasdaq Stock Market, Inc.

While we expect honest and ethical conduct in all aspects of our business from all of our employees, we expect the highest possible honest and ethical conduct from our Senior Executive and Financial Officers. As a Senior Executive or Financial Officer, you are an example for other employees and we expect you to foster a culture of transparency, integrity and honesty. Compliance with this Code is a condition to your employment and any violations of this Code may result in disciplinary action, up to and including termination of your employment with the Company.

3. Conflicts of Interest.

A conflict of interest occurs when your private interests interfere, or appear to interfere, in any way, with the interests of the Company as a whole. Conflicts of interest can also arise when you or a member of your family have interests that may make it difficult for you to perform your duties to the Company effectively. Although we cannot list every conceivable conflict, the following are some common examples that illustrate actual or apparent conflicts of interest that should be avoided:

(a) Improper Personal Benefits from the Company

Conflicts of interest arise when a Senior Executive or Financial Officer or a member of his or her family receives improper personal benefits from the Company as a result of his or her position in the Company. You may not accept any benefits from the Company that have not been duly authorized and approved pursuant to Company policy and procedure, including any Company loans or guarantees of your personal obligations.

EXHIBIT 11.1

(b) Financial Interests in Other Businesses

You should avoid having an ownership interest in any other enterprise if that interest compromises or appears to compromise your loyalty to the Company. For example, you may not own an interest in a company that competes with the Company or that does business with the Company (such as a supplier) unless you obtain the written approval of the general counsel (or, with respect to the general counsel, approval by the chief executive officer) before making any such investment. However, it is not typically considered, and the Company does not consider it, a conflict of interest (and therefore prior written approval is not required) to make investments in competitors, clients or suppliers that are listed on a national or international securities exchange so long as the total value of the investment is less than two percent (2%) of the outstanding stock of the competitor, client or supplier and the amount of the investment is not so significant that it would affect your business judgment on behalf of the Company.

(c) Business Arrangements with the Company

Without the prior written approval of the Audit Committee of the Company, you may not participate in a joint venture, partnership or other business arrangement with the Company.

(d) Corporate Opportunities

If you learn of a business or investment opportunity through the use of corporate property or information or your position at the Company, such as from a competitor or actual or potential supplier or business associate of the Company (including a principal, officer, director or employee of any of the above), you may not participate in the business or make the investment without the prior written approval of the general counsel (or, with respect to the general counsel, approval by the chief executive officer). Such an opportunity should be considered an investment opportunity for the Company in the first instance.

(e) Outside Employment or Activities with a Competitor

Simultaneous employment with, or serving as a director of, a competitor of the Company is strictly prohibited, as is any activity that is intended to, or that you should reasonably expect to, advance a competitor’s interests at the expense of the Company’s interests. You may not market products or services in competition with the Company’s current or potential business activities. It is your responsibility to consult with the general counsel or the chief executive officer to determine whether a planned activity will compete with any of the Company’s current or potential business activities before you pursue such activity.

(f) Outside Employment with a Supplier

Without the prior written approval of the general counsel (or, with respect to the general counsel, approval by the chief executive officer), you may not be a supplier or be employed by, serve as a director of or represent a supplier to the Company. Without the prior written approval of the general counsel (or, with respect to the general counsel, approval by the chief executive officer), you may not accept money or benefits of any kind from a third party as compensation or payment for any advice or services that you may provide to a client, supplier or anyone else in connection with its business with the Company.

EXHIBIT 11.1

(g) Family Members Working in the Industry

If your spouse or significant other, your children, parents, or in-laws, or someone else with whom you have a familial relationship is a competitor or supplier of Company or is employed by one, you must disclose the situation to the general counsel (or, with respect to the general counsel, to the chief executive officer) so that the Company may assess the nature and extent of any concern and how it can be resolved. You must carefully guard against inadvertently disclosing Company confidential information and being involved in decisions on behalf of the Company that involve the other enterprise.

If you have any doubt as to whether or not conduct would be considered a conflict of interest, please consult with the general counsel.

4. Accurate Periodic Reports and Other Public Communications.

As you are aware, full, fair, accurate, timely and understandable disclosure in our periodic reports filed with the SEC and in our other public communications is required by SEC rules and is essential to our continued success. Please exercise the highest standard of care in preparing such materials. We have established the following guidelines in order to ensure the quality of our periodic reports.

•	All Company accounting records, as well as reports produced from those records, must be kept and presented in accordance with the laws of each applicable jurisdiction.

•	All records must fairly and accurately reflect the transactions or occurrences to which they relate.

•	All records must fairly and accurately reflect in reasonable detail the Company’s assets, liabilities, revenues and expenses.

•	The Company’s accounting records must not contain any false or intentionally misleading entries.

•	No transaction may be intentionally misclassified as to accounts, departments or accounting periods or in any other manner.

•	All transactions must be supported by accurate documentation in reasonable detail and recorded in the proper account and in the proper accounting period.

•	No information may be concealed from the internal auditors or the independent auditors.

•	Compliance with generally accepted accounting principles in the U.S. and the Company’s system of internal accounting controls is required at all times.

EXHIBIT 11.1

5. Compliance with Law and this Code, Reporting of Violations and Accountability.

You are expected to comply with both the letter and spirit of all applicable laws, rules and regulations and this Code and to report any suspected violations of applicable laws, rules and regulations or this Code to the general counsel or the chief executive officer. No one will be subject to retaliation because of a good faith report of a suspected violation. If you fail to comply with this Code or any applicable laws or regulations, you may be subject to disciplinary measures, up to and including termination of your employment.

6. No Rights Created.

This Code is a statement of certain fundamental principles, policies and procedures that govern the Company’s Senior Executive and Financial Officers in the conduct of the Company’s business. It is not intended to and does not create any rights in any employee, customer, supplier, competitor, shareholder or any other person or entity.

7. Amendments.

Amendments to this Code must be in writing and approved by the Board of Directors. In addition, any exception from or waiver of the Code may be made only by our Board of Directors and will be disclosed to the public, in each case, as required by law or the rules of the Nasdaq Stock Market, Inc.